Exhibit 3.14

OPERATING AGREEMENT

OF

SPECTRUM EASTPORT, LLC,

A Delaware Limited Liability Company

This OPERATING AGREEMENT of SPECTRUM EASTPORT, LLC, a Delaware limited liability company having an address c/o Spectrum Real Estate Development, LLC, 115 Stevens Avenue, Valhalla, New York 10595 (the “Company”) is made and entered into the _ day of April, 2003 (effective as of the Date of Formation), by Spectrum Real Estate Development, LLC, 115 Stevens Avenue, Valhalla, New York 10595, the sole Member of the Company (the “Member”).

RECITALS

WHEREAS, the Member, desiring to form a limited liability company to acquire and own 100% of the membership interests in Eastport Senior Living, LLC (“Eastport Senior Living”), the owner of certain real property in the Town of Brookhaven, Suffolk County, New York, filed a Certificate of Formation of the Company on April 23rd, 2003 (“Date of Formation”) in the Department of State of the State of Delaware; and;

WHEREAS, the Member desires that the Company be governed by the terms, covenants and conditions of this Agreement;

NOW, THEREFORE, the Member declares as follows:

ARTICLE I

Formation of the Company

1.1                            Formation of Limited Liability Company.  The Certificate of Formation of the Company was filed by the organizer named therein (the “Organizer”)  in the Delaware Department of State on the Date of Formation in accordance with the requirements of the Delaware Limited Liability Company Law (as amended and in effect from time to time, the “Delaware Law”). The Member hereby confirms, ratifies and approves any and all actions taken by the Organizer in respect of the formation of the Company, including, without limitation, the preparation, execution, deli very and filing of the Certificate of Formation. The Member shall prepare and file all further amendments to the Certificate of Formation as may be required and permitted by the Certificate of Formation, this Agreement and the Delaware Law. Unless otherwise provided herein, the rights and liabilities of the Member shall be as provided in the Delaware Law, except as otherwise provided herein.

1.2                            Name. The name of the Company is Spectrum Eastport, LLC.  To the extent permitted by the Delaware Law, the Company may conduct its business under one or more assumed names approved by the Member.

1.3                           Principal Office.  The principal place of business (and the registered office in the State of New York) of the Company is located c/o Spectrum Real Estate Development, LLC, 115 Stevens Avenue, Valhalla, New York 10595. The Company may also have offices at such other places as the Member may from time to time determine.

1.4                      Qualification in Other Jurisdictions.  The Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statues or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable.

1.5                           Business and Purpose of the Company.  The purpose of the Company is to own, mortgage, finance, encumber, transfer, sell, dispose of and otherwise deal with 100% of the membership interests in Eastport Senior Living. The Company shall also have the power (i) to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Law, (ii) to exercise all other powers necessary to, or reasonably connected with, the Company’s business that may legally be exercised by limited liability companies under the Delaware Law and (iii) to engage in such other activities and do such other things only as may be necessary, advisable or incidental to the carrying out of its purposes, including any operations, business or activities permitted under the Delaware Law.

ARTICLE II

Capital; Membership Interest

2.1                             Capital Contributions of Member.  The Member shall make a cash contribution to the Company in the amount of $100 (the “Initial Capital Contribution”). In addition, the Member may, but shall not be obligated to, make further contributions of cash or property to the Company (each, an “Additional Capital Contribution” and, together with the Initial Capital Contribution, “Capital Contributions”).

2.2                             Membership Interest. The Member holds a 100% membership interest in the Company. The Member’s 100% membership interest shall for all purposes be personal property.

2.3                             Capital.

(a)                              No interest shall be paid on any Capital Contribution.

(b)                              The Member, in its capacity as a member, may withdraw any Capital Contribution or demand and receive property of the Company, and may receive any distribution in return for any Capital Contribution. The Company may make distributions as provided in Article VII.

ARTICLE III

Management and Control of Business; Officers

3.1                             Management; Authority.  The Member hereby appoints the following officers of the Company:

Mitchell C. Hochberg	President
Andrew N. Stark	Vice President
James Hussey	Secretary, Treasurer

The Member, acting in its capacity as sole member, Mitchell C. Hochberg, acting it his capacity as president of the Company, and Andrew N. Stark, acting in his capacity as vice president of the Company, each have the power (a) to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all power, statutory or otherwise, possessed by members of a limited liability company under the Delaware Law, (b) to manage the affairs of the Company and (c) to bind the Company as to third parties, including, without limitation, the power to execute and deliver contracts, deeds, notes, mortgages, loan agreements, management agreements and to convey all or part of the property owned by the company.

3.2                             Compensation.  In managing the Company in its capacity as sole member, the Member may from time to time receive payment of fees for services to the Company.

3.3                              Liability for Certain Acts. The Member, in its capacity as a member, shall exercise its business judgment in participating in the management of the business, operations, and affairs of the Company. To the fullest extent permitted by law, the Member shall not be liable for any mistake of fact or judgment or for the doing of any act or the failure to do any act in conducting the business, operations, and affairs of the Company that may cause or result in any loss or damage to the Company. The Member shall incur no liability to the Company as a result of engaging in any other business or venture.

ARTICLE IV

Meetings; Liability for Debts

4.1 Meetings of Member.  The annual meeting of the Member may be held at such time and in such place or places inside or outside of the State of New York as the Member may from time to time determine.

4.2                             Liability.  With the exception of any guarantees, collateral or letters of credit expressly provided by the Member on behalf of the Company, the Member shall not have any personal liability whatsoever solely by reason of its status as a member of the Company, whether to the Company or any creditor of the Company, for the debts, obligations, or liabilities of the Company or any of its losses beyond the amount of the Member’s obligation to contribute its Initial Capital Contribution to the Company.

ARTICLE V

Indemnification

The Company shall indemnify the Member against the Member’s expenses (including reasonable costs, disbursements, and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties) in connection with any proceeding, including any proceeding by or in the right of the Company to procure a judgment in its favor involving the Member by reason of being or having been a Member if, as, and to the full extent authorized by law, including the Delaware Law. Any such indemnification shall not exclude any other rights to which the Member may be entitled under the Certificate of Formation, this Agreement, any other agreement, the Delaware Law or otherwise.

ARTICLE VI

Accounting and Records

The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, at the expense of the Company, in accordance with such method of accounting as is determined by the Member. The Member may, at any time or from time to time, change the method of accounting used by the Company without the need for any resolution.

ARTICLE VII

Distributions

The Company may make distributions of Cash Flow to the Member from time to time in such manner as the Member shall determine.  “Cash Flow” shall mean for any period of determination, the amount, if any, by which the cash receipts derived by the Company from all sources exceed cash disbursements.

ARTICLE VIII

Transfers

The Member may assign or transfer, in whole or in part, its membership interest in the Company.

ARTICLE IX

Termination

9.1                             Termination of the Company. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

(a)                              the vote of the Member;

(b)                              the sale of all or substantially all of the Company’s assets; or

(c)                               the bankruptcy, resignation, liquidation, dissolution or expulsion of the Member or the occurrence of any other event that terminates the continued membership of the Member.

9.2                             Distribution of Assets. If the Company is dissolved there shall be a liquidation of the assets thereof. The proceeds of the liquidation shall be distributed, as realized, in the payment of liabilities of the Company in the following order:

(a)                               to the payment of debts and liabilities of the Company and the expenses of liquidation;

(b)                               to the establishment of any reserve reasonably necessary for any contingent or unforeseen liabilities of the Company;

(c)                               to the Member in accordance with its positive capital account balance; and

(d)                              to the distribution of the remaining assets to the Member.

9.3                             Termination. The Company shall terminate when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Member and the Certificate of Formation shall have been cancelled in the manner provided in the Delaware Law.

ARTICLE X

Miscellaneous

10.1                    Entire Agreement. This Agreement and the Certificate of Formation constitute the entire agreement by the Member with respect to the subject matter hereof and supersede any prior agreement or understanding by the Member with respect to such subject matter.

10.2                     Governing Law.  THIS AGREEMENT AN’D THE RIGHTS OF THE PARTY HERETO SHALL BE INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AN’D ALL RIGHTS AN’D REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

10.3                     Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

10.4                     Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held illegal, invalid or unenforceable, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby.

10.5                     Additional Documents and Acts. The Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

10.6                    Notices.  Any notice to be given or to be served upon the Company or the Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at the address specified on the first page hereof. The Member or the Company may, at any time by giving five (5) days’ prior written notice to the other, designate any other address in substitution of the foregoing address to which such notice will be given.

10.7                    Amendments.  All amendments to this Agreement will be in writing and signed by the Member.

l 0.8                     Title To Company Property.  Legal title to all property, including, without limitation, the Property, of the Company will be held and conveyed in the name of the Company.

IN WITNESS WHEREOF, the Member has caused this Operating Agreement to be duly executed as of the date first above written.

SPECTRUM REAL ESTATE DEVELOPMENT, LLC

By: Spectrum Communities, LLC

By:

Name:
Title: